UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)	January 6, 2008
Tredegar Corporation
(Exact name of Registrant as specified in charter)
Virginia	1-10258	54-1497771
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)
1100 Boulders Parkway, Richmond, Virginia		23225
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code		(804) 330-1000
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On January 6, 2008, Bon L Holdings Corporation (“Seller”) and Idlewood Properties, Inc. (“Idlewood”), both Virginia corporations and subsidiaries of Tredegar Corporation, a Virginia corporation (the “Company”), The William L. Bonnell Company, Inc., a Georgia corporation that is Seller’s parent and a subsidiary of the Company (the “Guarantor”), and WXP Holdings, Inc., a Delaware corporation (“Purchaser”), entered into a definitive Purchase Agreement (the “Purchase Agreement”) pursuant to which (a) Purchaser will purchase from Seller all outstanding capital stock of (i) Apolo Tool & Die Manufacturing Inc. (“Apolo”) and (ii) Bon L Canada Inc. (“Bon L Canada”), both Canadian corporations and subsidiaries of Seller that together conduct the Company’s aluminum extrusions operations in Canada, and (b) Purchaser will purchase from Idlewood a promissory note issued by Bon L Canada, for an aggregate purchase price of approximately $25 million (the “Transaction”). The purchase price is subject to adjustment to the extent that at the closing date, working capital of Bon L Canada and Apolo, which typically has seasonal fluctuations, is above or below its average working capital during 2007.

The Purchase Agreement provides that Seller will subscribe for one common share of Bon L Canada and that the remaining shares of Bon L Canada outstanding immediately prior to the closing of the Transaction will be cancelled. Further, the Guarantor will guarantee the performance of all obligations of Seller and Idlewood under the Purchase Agreement and will be bound by the exclusivity and confidentiality provisions of the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants and agreements of Seller and Purchaser, indemnification obligations of Seller and Purchaser and termination provisions.

As part of the Transaction, Apolo, Bon L Canada and the Guarantor will enter into a transition services agreement, pursuant to which the Guarantor will provide ongoing operating support of the business during the transition of the business to Purchaser. The parties will also enter into a non-competition and non-solicitation agreement and an agreement for the effective transfer of hedging arrangements associated with fixed-price forward sales contracts.

Completion of the Transaction is subject to the satisfaction or waiver of customary closing conditions, including receipt of any required consents and the absence of certain material adverse effects on the business, assets or financial condition of Bon L Canada and Apolo since November 30, 2007, together with the receipt of applicable regulatory approvals and the expiration of applicable waiting periods. In addition, the completion of the Transaction is subject to confirmatory due diligence by Purchaser with respect to certain limited matters. The closing is expected to occur by late February, 2008.

Item 8.01.	Other Events.

On January 7, 2008, the Company issued a press release announcing the Transaction and announcing that the Board of Directors of the Company had authorized the Company to purchase from time to time up to an aggregate of five million shares of the Company’s common stock on the open market or in privately negotiated transactions. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release issued by the Company on January 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008

TREDEGAR CORPORATION

By:	/s/ D. Andrew Edwards
D. Andrew Edwards
Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit
99.1	Press Release issued by the Company on January 7, 2008.